Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos: 333-127958, 333-127959, 333-139230, 333-169330 and 333-211513) and on Form S-8 (Nos: 333-07223, 333-18353, 333-39175, 333-71021, 333-47648, 333-52200, 333-81146, 333-102096, 333-119872, 333-126403, 333-140252, 333-141986, 333-148107, 333-155266, 333-170326, 333-175783, 333-179268, 333-191889 and 333-212847) of Symantec Corporation of our report dated January 29, 2016, relating to audits of the consolidated financial statements of Project Barbour Holdings Corporation and subsidiaries, Predecessor to Blue Coat, Inc., which report expresses an unqualified opinion, and appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

San Jose, California

October 5, 2016